Exhibit 99.1

THE TILE SHOP REPORTS THIRD QUARTER 2017 RESULTS

7.5% Net Sales Growth

67.1% Gross Margin

Diluted Earnings per Share of $0.05

Non-GAAP Diluted Earnings per Share of $0.05

MINNEAPOLIS – October 17, 2017 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its third quarter ended September 30, 2017.

Net sales grew 7.5% to $84.4 million for the third quarter ended September 30, 2017 compared with $78.6 million for the third quarter ended September 30, 2016. The $5.9 million increase in net sales was due to a comparable store sales increase of 1.1%, or $0.9 million, and incremental net sales of $5.0 million from stores not included in the comparable store base. Comparable store sales growth for the third quarter of 2016 was 5.7%.

“As previously announced, a more competitive environment and increased demand for opening price point offerings led to weaker than expected results in our third quarter,” said Chris Homeister, CEO. “In response, we increased our promotions, competitive pricing and advertising in the quarter as we sought the best results possible for both sales and gross profit dollars within the environment. This activity in combination with product mix changes resulted in a lower gross margin percentage during the quarter. Our actions for the remainder of the year include completing our annual product transition, further differentiating our product assortment for 2018 and continued emphasis on delivering an outstanding customer experience at The Tile Shop”.

Gross margin for the third quarter of 2017 was 67.1% compared with 70.2% for the third quarter of 2016. The lower gross margin was primarily a result of increased promotions and competitive pricing activity within a more competitive environment, as well as product mix changes. For the nine months ended September 30, gross margin was 69.1% in 2017 compared with 70.1% in 2016.

Selling, general and administrative costs for the third quarter of 2017 were $52.3 million compared with $47.4 million for the third quarter of 2016. The $4.9 million increase was primarily driven by the costs associated with opening and operating new stores.

Year to date free cash flow in 2017 of $21.3 million enabled an additional $5 million dollar reduction to long-term debt during the third quarter, bringing the company’s net debt position to $1.5 million at quarter end. See the “Non-GAAP Information” and the “Non-GAAP Financial Measures” sections of this release for a reconciliation of these Non-GAAP measures to the comparable GAAP measures.

The Company opened four new retail stores in the third quarter of 2017, consisting of its first two Houston area locations in Webster, TX and Sugarland, TX, its fourth location in the Phoenix market in Glendale, AZ and its sixth location in the Detroit market located in Troy, MI. As of September 30, 2017 the Company operates 134 stores in 31 states and the District of Columbia.

For the nine months ended September 30, 2017, net sales grew 7.5% from $247.5 million in 2016 to $266.0 million in 2017. Comparable store sales for the nine-month period ended September 30, 2017 increased 2.2%. For the nine-month period ended September 30, 2016 comparable store sales increased 9.0%.

Non-GAAP Information

The Company presents non-GAAP net income, Adjusted EBITDA, Free Cash Flow and Net Debt to provide useful information to investors regarding the Company’s normalized operating performance.

On a non-GAAP basis, net income for the third quarter of 2017 was $2.7 million compared with $5.0 million for the third quarter of 2016.  Non-GAAP diluted earnings per share for the third quarter of 2017 were $0.05 compared with $0.10 for the third quarter of 2016. See the “Non-GAAP Income Reconciliation” table and the “Non-GAAP Financial Measures” section below for a reconciliation of GAAP to non-GAAP income.

Non-GAAP Income Reconciliation

	Three Months Ended
	September 30, 2017			September 30, 2016
			Diluted			Diluted
($ in thousands, except per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP income	$3,906	$2,438	$0.05	$7,469	$4,583	$0.09
Special Charges: Litigation costs	436	272	0.01	725	445	0.01
Non-GAAP income(1)	$4,342	$2,709	$0.05	$8,194	$5,028	$0.10

	Nine Months Ended
	September 30, 2017			September 30, 2016
			Diluted			Diluted
($ in thousands, except per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP income	$28,204	$18,170	$0.35	$29,983	$18,190	$0.35
Special Charges: Litigation costs	1,084	699	0.01	1,827	1,108	0.02
Non-GAAP income(1)	$29,288	$18,868	$0.36	$31,810	$19,298	$0.37

(1) Amounts may not foot due to rounding.

Adjusted EBITDA for the third quarter of 2017 was $12.6 million compared with $15.3 million for the third quarter of 2016. See the “Adjusted EBITDA Reconciliation” table and the “Non-GAAP Financial Measures” section below for a reconciliation of GAAP net income to Adjusted EBITDA.

Adjusted EBITDA Reconciliation

	Three Months Ended
($ in thousands)	September 30,
	2017	% of sales(2)	2016	% of sales(2)
GAAP net income	$2,438	2.9%	$4,583	5.8%
Interest expense	505	0.6%	363	0.5%
Income taxes	1,468	1.7%	2,886	3.7%
Depreciation and amortization	6,803	8.1%	5,770	7.3%
Special charges: Litigation Costs	436	0.5%	725	0.9%
Stock-based compensation	989	1.2%	930	1.2%
Adjusted EBITDA(1)	$12,639	15.0%	$15,257	19.4%

	Nine Months Ended
($ in thousands)	September 30,
	2017	% of sales(2)	2016	% of sales(2)
GAAP net income	$18,170	6.8%	$18,190	7.3%
Interest expense	1,438	0.5%	1,382	0.6%
Income taxes	10,034	3.8%	11,793	4.8%
Depreciation and amortization	19,395	7.3%	16,954	6.8%
Special charges: Litigation Costs	1,084	0.4%	1,827	0.7%
Stock-based compensation	2,759	1.0%	3,394	1.4%
Adjusted EBITDA(1)	$52,880	19.9%	$53,540	21.6%

 (1) Amounts may not foot due to rounding.

Free Cash Flow Reconciliation

	(in thousands)
	Nine Months Ended
	September 30,
	2017	2016
Net cash provided by operating activities	$49,355	$50,678
Purchase of property, plant and equipment	(28,031)	(19,645)
Free cash flows	$21,324	$31,033

Net Debt Reconciliation

(in thousands)

September 30, 2017
Long-term debt, net	$5,689
Current portion of long-term debt	8,193
Cash and cash equivalents	(12,429)
Net Debt	$1,453

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Tuesday, October 17, 2017. Participants may access the live webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

Additional details can be located at www.tileshop.com under the Financial Information – SEC Filings section of the Company’s Investor Relations page.

About The Tile Shop

The Tile Shop (NASDAQ:TTS) is a leading specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service, in an extensive showroom environment with up to 50 full-room tiled displays which are enhanced by the complimentary Design Studio – a collaborative platform to create customized 3D design renderings to scale, allowing customers to bring their design ideas to life. The Tile Shop currently operates 134 stores in 31 states and the District of Columbia, with an average size of 20,500 square feet and sells products online at www.tileshop.com.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, stock based compensation and special charges related to litigation, including shareholder and other litigation.  Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Non-GAAP net income excludes special charges related to litigation costs, including shareholder and other litigation, and is net of tax.  Free Cash Flow is calculated by taking net cash provided by operating activities and subtracting cash spent on the purchase of property, plant and equipment. Net debt equals long-term debt, net, plus the current portion of long-term debt, minus cash and cash equivalents.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations.  Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and the Board of Directors.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements.  In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results.  The Company urges investors to review the reconciliation of these non-

GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores).  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$12,429	$6,067
Restricted cash	855	3,000
Trade receivables, net	2,663	2,414
Inventories	70,927	74,295
Income tax receivable	2,870	1,670
Other current assets, net	4,675	8,755
Total Current Assets	94,419	96,201
Property, plant and equipment, net	151,388	141,037
Deferred tax assets	17,919	21,391
Long-term restricted cash	-	3,881
Other assets	2,223	2,763
Total Assets	$265,949	$265,273

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$28,406	$20,321
Current portion of long-term debt	8,193	6,286
Income tax payable	157	120
Other accrued liabilities	23,970	33,461
Total Current Liabilities	60,726	60,188
Long-term debt, net	5,689	22,126
Capital lease obligation, net	608	697
Deferred rent	40,372	37,595
Other long-term liabilities	5,043	5,768
Total Liabilities	112,438	126,374

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 52,071,879 and 51,607,143 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	182,410	185,998
Accumulated deficit	(28,888)	(47,058)
Accumulated other comprehensive (loss) income	(16)	(46)
Total Stockholders' Equity	153,511	138,899
Total Liabilities and Stockholders' Equity	$265,949	$265,273

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except share, and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales	$84,421	$78,559	$266,020	$247,543
Cost of sales	27,759	23,400	82,265	73,980
Gross profit	56,662	55,159	183,755	173,563
Selling, general and administrative expenses	52,285	47,361	154,245	142,300
Income from operations	4,377	7,798	29,510	31,263
Interest expense	(505)	(363)	(1,438)	(1,382)
Other income	34	34	132	102
Income before income taxes	3,906	7,469	28,204	29,983
Provision income taxes	(1,468)	(2,886)	(10,034)	(11,793)
Net income	$2,438	$4,583	$18,170	$18,190

Earnings per common share:
Basic	$0.05	$0.09	$0.35	$0.35
Diluted	$0.05	$0.09	$0.35	$0.35

Weighted average shares outstanding:
Basic	51,757,248	51,426,104	51,638,864	51,388,058
Diluted	52,053,655	51,929,226	52,011,208	51,817,588

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Gross margin rate	67.1%	70.2%	69.1%	70.1%
SG&A expense rate	61.9%	60.3%	58.0%	57.5%
Income from operations margin rate	5.2%	9.9%	11.1%	12.6%
Adjusted EBITDA margin rate	15.0%	19.4%	19.9%	21.6%

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

investorrelations@tileshop.com